Calculation of Filing Fee Tables
S-3
SOLENO THERAPEUTICS INC
Table 1: Newly Registered and Carry Forward Securities
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Equity	Common Stock, par value $0.001 per share	457(r)	2,705,882	$ 85.00	$ 229,999,970.00	0.0001531	$ 35,213.00
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 229,999,970.00		$ 35,213.00
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 35,213.00
Offering Note
[1]	In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended (the "Securities Act"), Soleno Therapeutics, Inc. (the "Registrant") initially deferred payment of all of the registration fees for the registration statement on Form S-3ASR (File No. 333-276344), filed on January 2, 2024 (the "Registration Statement"). This "Calculation of Filing Fee Table" shall be deemed to update the "Calculation of Registration Fee" table in the Registration Statement. The prospectus to which this Exhibit is attached is a final prospectus supplement for the related offering. The number of shares registered includes 352,941 shares of common stock that the underwriters have an option to purchase.